                                                                  EXHIBIT 99.1

Contacts:

W. Phillip Marcum                               Philip Bourdillon/Gene Heller
Chairman and CEO                                Silverman Heller Associates
303-785-8080                                    310-208-2550



                   METRETEK TECHNOLOGIES DISCONTINUES CONTRACT

                        MANUFACTURING BUSINESS AND PLANS
                       SALE OF MCM'S MANUFACTURING ASSETS


DENVER - OCTOBER 6, 2004 - the Board of Directors of METRETEK TECHNOLOGIES, INC. (OTCBB: MTEK) has approved a plan to discontinue the business of Metretek Contract Manufacturing, Inc. (MCM), a subsidiary of Metretek, Incorporated, and sell all of its manufacturing assets. Metretek, Incorporated, based in Melbourne, Florida, is a wholly owned subsidiary of Metretek Technologies.

The Company announces that it has entered into a non-binding letter of intent with InstruTech, Inc. for the sale of theall contract manufacturing business and related assets of MCM. InstruTech is a Colorado-based contract manufacturer of printed circuit boards and other instrumentation products. Upon closing, expected to take place not later than November 30, 2004, InstruTech will continue to service MCM customers from MCM's existing facility.

Under the terms of the letter of intent, InstruTech will acquire MCM's manufacturing assets and business, but without assumption of most of MCM's existing liabilities. The proposed sale is subject to execution of a definitive agreement and other customary conditions to closing.

In connection with this plan, the Company expects to record a third-quarter loss associated with the discontinuance of the manufacturing operation of approximately $3.5 million, primarily related to valuation allowances associated with manufacturing equipment, goodwill, severance obligations, inventories and customer receivables, as well as operating losses incurred by this operation in the third quarter. The Company expects to complete its analysis of this loss and disclose the actual amount to be recorded in connection with its preparation and reporting of third-quarter financial results.

The operations of Metretek, Incorporated's telemetry and automatic meter reading business will not be affected by this decision and will remain intact in their current location. The sale of the contract manufacturing operation will enable Metretek, Incorporated to focus on providing continued support and products to its existing customer base and expand the telemetry and AMR product lines, in particular its recently introduced suite of digital cellular modems and InvisiConnect(TM) M2M telemetry products. InstruTech will provide future manufacturing services for these product lines.

"We are taking decisive action to eliminate future losses from our consolidated Florida operations by disposing of all contract manufacturing assets and restructuring remaining operations to attain profitability going forward," said
W. Phillip Marcum, president and CEO. "While we are disappointed that the manufacturing business did not work out after two years of intensive effort, it is time to pass this manufacturing business on to a company such as InstruTech that has the expertise to make it successful."

Marcum noted that while the Company's revenue guidance for 2005 will be lowered as a result of the elimination of contract manufacturing revenues, the estimated 2005 net income and earnings per share will not be changed. Estimated 2005 revenues are now expected to be in the range of $41 million to $42 million, with net income of approximately $3.0 million, or approximately $0.25 per share. Marcum also noted that 2004 guidance will be updated as soon as the Company completes its analysis of the loss associated with the discontinuance of contract manufacturing.

Marcum added that all other operations of the Company have been performing well, and he said the Company needs to focus its attention on its business areas that are showing real growth and value opportunities.

The Company also announced that it recently terminated Deloitte and Touche LLP as its independent auditor and appointed Hein and Associates LLP as its new independent auditing firm. Marcum noted that this action is unrelated to the approval of the plan to discontinue contract manufacturing operations and reflects the Audit Committee's decision to engage an accounting firm more suitable for the Company at this time. Marcum also confirmed that there have not been any disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Metretek Technologies, Inc. through its subsidiaries -- PowerSecure, Inc.; Metretek, Incorporated; and Southern Flow Companies, Inc. -- is a diversified provider of energy technology products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.

All forward-looking statements contained in this release, including statements concerning the Company's plans to sell and discontinue the business of Metretek Contract Manufacturing and guidance as to 2004 and 2005 financial results, are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, such as statements about future earnings, revenues, and other future financial and non-financial items, performance or events; statements about proposed products, services, technologies or businesses; and statements of assumptions underlying any of the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the Company's ability to complete the sale of Metretek Contract Manufacturing; the Company's ability to obtain sufficient capital and liquidity on favorable terms, to meet its operating, working capital and debt service requirements and to fund the growth of its business; the Company's ability to attract, retain and motivate key personnel; the effects of competition; changes in the energy industry in general and the natural gas and electricity markets in particular; the ability of the Company to secure and maintain key contracts and relationships; the effects of the resolution of pending and future litigation and disputes; general economic, market and business conditions; and other factors, risks, and uncertainties described from time to time in the Company's reports and filings with the Securities and Exchange Commission, including but not limited to the Company's most recent Form 10-K and Form 10-Q and subsequently filed Forms 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.


                                      # # #



                                       2